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[AIM INVESTMENTS LOGO APPEARS HERE]
--Registered Trademark--
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919


A I M Advisors, Inc.


   July 24, 2002



   Board of Trustees
   AIM Funds Group
   11 Greenway Plaza, Suite 100
   Houston, Texas 77046-1173

   Re: Redemption of Initial Capital in AIM Premier Equity Fund, a Portfolio of AIM Funds Group (The "Fund")

   Ladies and Gentlemen:

   We hereby provide the Fund with written notice of our intent to redeem all shares issued in AIM Premier Equity Fund - Institutional Class on July 24, 2002. These shares have an approximate value of $6,979.

   Sincerely yours,

   A I M Advisors, Inc.

   By: /s/ ROBERT H. GRAHAM
      -----------------------
       Robert H. Graham

   Accepted by: /s/ ROBERT H. GRAHAM
               -----------------------
   On behalf of AIM Funds Group

   cc:   Gary Trappe
         Mark Gregson
         Bobbie Stafford-Garza
         David Hessel

A Member of the AMVESCAP Group